Exhibit 99.1

News Release

Weatherford Announces First Quarter 2023 Results
•Revenues of $1,186 million increased 26% year-over-year
•Operating income of $185 million increased 928% year-over-year
•Net income of $72 million increased 190% year-over-year; net income margin of 6.1%
•Adjusted EBITDA* of $269 million increased 78% year-over-year; adjusted EBITDA margin* of 22.7%
•Cash provided by operating activities of $84 million and adjusted free cash flow* of $27 million
•Senior notes repayments and repurchases of $62 million in the first quarter of 2023, followed by issuance of notice to redeem the remaining $105 million of 11% senior unsecured notes due 2024
•Over $1.2 billion of global commercial wins during the first quarter of 2023
•Launched new technology offerings in all three segments, leveraging digital capabilities to enhance performance and differentiate value proposition

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, April 25, 2023 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the first quarter of 2023.
Revenues for the first quarter of 2023 were $1,186 million, an increase of 26% year-over-year and a decrease of 2% sequentially. Operating income was $185 million in the first quarter of 2023, compared to $18 million in the first quarter of 2022 and $169 million in the fourth quarter of 2022. The Company’s first quarter of 2023 net income was $72 million, compared to a net loss of $80 million in the first quarter of 2022 and net income of $72 million in the fourth quarter of 2022. Adjusted EBITDA* was $269 million, an increase of 78% year-over-year and 1% sequentially. Diluted income per share was $0.97, compared to a diluted loss per share of $1.14 in the first quarter of 2022 and diluted income per share of $0.99 in the fourth quarter of 2022.
First quarter 2023 cash flows provided by operations were $84 million, compared to cash flows used by operations of $64 million in the first quarter of 2022 and cash flows provided by operations of $193 million in the fourth quarter of 2022. Adjusted free cash flow* was $27 million, an increase of $91 million year-over-year and a decrease of $144 million sequentially. Capital expenditures were $64 million in the first quarter of 2023, compared to $20 million in the first quarter of 2022 and $49 million in the fourth quarter of 2022.
Girish Saligram, President and Chief Executive Officer, commented, “The first quarter results are a testament to the unfolding of the next chapter at Weatherford. I am immensely proud of our One Weatherford team for executing very well on all operating fronts and the performance in the first quarter is a springboard for our total year outlook. The first quarter results which generated margins ahead of a historic record fourth quarter of 2022, positions us well for 2023. This very encouraging start to the year gives us confidence to continue to reduce debt, improve our outlook, and raise our guidance for the full year on revenue, margins and adjusted free cash flow*.
While we see macro volatility, driven by geopolitical events, inflation and recessionary threats, a strong outlook for international activity continues to support a robust growth scenario featuring a spending pattern that is more long-lasting and less prone to fluctuations in commodity prices compared to previous cycles. We are seeing some potential softness in the North America market but expect to fully offset that with International demand on both land and offshore.
Our strategic priorities provide us with the clarity of purpose and based on our execution, we now expect our overall revenue to grow by mid-teens year-over-year in 2023 and expect adjusted EBITDA margins* to expand by at least 250 basis points year-over-year. This will result in higher adjusted free cash flow* generation than 2022, providing a very constructive operating performance framework for the year.”

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational Highlights
•Weatherford was awarded a $290 million, two-year contract extension with a Latin America operator to provide pressure pumping, wireline, well services and testing services for onshore gas and shale wells.
•Weatherford was awarded a five-rig deep water contract with bp Azerbaijan. The three-year contract allows bp to further automate its TRS operations and reduce red zone risk by using the Vero technology.
•Weatherford was awarded a three-year joint operations contract with Saudi Arabian Chevron and Kuwait Gulf Oil Company. Weatherford is the first company to provide its premier MPD technology offering for an upcoming exploration campaign.
•Petroleum Development Oman (PDO) awarded Weatherford a seven-year contract for its industry-leading ForeSite® technology, which enables improved production performance of wells through its integrated and automated well models.
•Weatherford received an award from Aramco to deliver Red Eye Water Cut Meter measurement technology. This technology delivers real-time measurements and enhanced accuracy in multi-phase conditions
•CeraPhi Energy and Weatherford have entered into an exclusive collaboration agreement to provide an integrated package of products and services to end users for the development of geothermal energy. Weatherford will offer its global expertise in Data Acquisition, Digitalization and Automation Services and CeraPhi will leverage its proven engineering and project management services to provide enhanced geothermal technology solutions to the market.
Technology Highlights
•Launched a new MPD offering for the performance tier of the market providing comprehensive coverage across the market spectrum. This solution enhances pressure management, improves detection and visualization of kick/loss incidents while digitally capturing data for post job analyses and process improvement by leveraging our industry-leading monitoring and modeling software capability.
•Launched ForeSite® 5.0, which builds upon our industry-leading production optimization platform. By integrating with DataRobot we are now able to deliver operationalized Artificial Intelligence (AI) through machine learning (ML) models. These advanced and field tested ML models will be able to deliver failure prediction of artificial lift to deliver cost savings as well as improved production for customers. This AI foundation in ForeSite® will also enable further collaborative development of machine learning models with our customers.
•Launched CygNet 9.7, which advances our CygNet platform to include greater flow measurement functionality for both gas and liquids. CygNet is the only IoT/SCADA platform offered by an energy services company for upstream and midstream customers, currently active on more than 350,000 wells and facilities.
•Within our WCC segment, launched the Xpress XT Liner System with an API 19LH validation and pressure-balanced capability. With this launch, we are driving increased reliability of Liner hanger systems leading to reduced operational risk and superior well integrity.

Liquidity
We closed the first quarter of 2023 with total cash of approximately $983 million as of March 31, 2023, down $129 million sequentially. In the first quarter of 2023, we made senior notes repayments and repurchases of $62 million, comprised of $20 million of our 11% Senior Unsecured Notes and $42 million of our 6.5% Senior Secured Notes. On April 20, 2023, we issued a notice to redeem the remaining $105 million of our 11% Senior Unsecured Notes due 2024.
Net cash provided by operating activities during the first quarter of 2023 was $84 million, down $109 million sequentially, and up $148 million year-over-year. Adjusted free cash flow* of $27 million was down $144 million sequentially and up $91 million compared to the first quarter of 2022. The sequential decrease was driven mainly by higher operating and working capital requirements, capital expenditures, and lower proceeds from asset sales. The year-over-year increase was primarily driven by higher operating income.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Results by Reportable Segment
Drilling & Evaluation (“DRE”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2023	December 31, 2022	March 31, 2022	Seq.		YoY
Revenues:
DRE Revenues	$372	$371	$292	—%		27%
DRE Segment Adjusted EBITDA	$108	$111	$59	(3)%		83%
DRE Segment Adjusted EBITDA Margin	29.0%	29.9%	20.2%	(90)	bps	880	bps
First quarter 2023 DRE revenues of $372 million increased by $80 million, or 27%, year-over-year due to increased activity across all product lines and geographies, primarily in drilling-related services. Sequentially, DRE revenues was flat primarily due to a decline in activity for managed pressure drilling and drilling services, offset by increased drilling fluids and wireline activity. Geographically, increased activity in Latin America and North America offset decreased activity in the Europe/Sub-Sahara Africa/Russia and Middle East/North Africa/Asia regions.
First quarter 2023 DRE segment adjusted EBITDA of $108 million increased by $49 million, or 83%, year-over-year, mainly due to higher drilling-related services activity. Sequentially, DRE segment adjusted EBITDA decreased by $3 million, or 3%, primarily due to lower activity in managed pressure drilling partially offset by higher drilling-related services activity and timing of cost inflation related recoveries.
Well Construction and Completions (“WCC”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2023	December 31, 2022	March 31, 2022	Seq.		YoY
Revenues:
WCC Revenues	$421	$403	$344	4%		22%
WCC Segment Adjusted EBITDA	$96	$87	$67	10%		43%
WCC Segment Adjusted EBITDA Margin	22.8%	21.6%	19.5%	120	bps	330	bps
First quarter 2023 WCC revenues of $421 million increased by $77 million, or 22% year-over-year, driven by increased activity across all product lines and geographies, and primarily driven by higher cementation products, completions, and tubular running services activity. Sequentially WCC revenues increased by $18 million, or 4%, primarily due to increased completions activity in Europe/SSA/Russia, increased cementation products activity in North America, and higher tubular running services activity.
First quarter 2023 WCC segment adjusted EBITDA of $96 million increased by $29 million, or 43% year-over-year, mainly due to increased activity across all our geographies. Sequentially, WCC segment adjusted EBITDA increased by $9 million, or 10% sequentially, primarily due to higher tubular running services and completions activity.

Production and Intervention (“PRI”)

	Three Months Ended			Variance
($ in Millions)	March 31, 2023	December 31, 2022	March 31, 2022	Seq.		YoY
Revenues:
PRI Revenues	$349	$407	$286	(14)%		22%
PRI Segment Adjusted EBITDA	$68	$88	$39	(23)%		74%
PRI Segment Adjusted EBITDA Margin	19.5%	21.6%	13.6%	(210)	bps	590	bps
First quarter 2023 PRI revenues of $349 million increased by $63 million, or 22% year-over-year, due to increased activity across all product lines and geographies. Intervention services and drilling tools, international pressure pumping, and artificial lift experienced the highest activity increases. Sequentially, PRI revenues decreased by $58 million, or 14%, primarily due to a decline in artificial lift activity in North America and international pressure pumping partially offset by increased intervention services and drilling tools activity.
First quarter 2023 PRI segment adjusted EBITDA of $68 million, increased by $29 million, or 74% year-over-year, mainly due to higher activity across all product lines and geographies, led by intervention services and drilling tools. Sequentially, PRI segment adjusted EBITDA decreased $20 million, or 23%, primarily due to lower activity for artificial lift in North America and international pressure pumping.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company operates in approximately 75 countries and has approximately 17,900 team members representing more than 110 nationalities and 345 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, April 26, 2023, to discuss the Company’s results for the first quarter ended March 31, 2023. The conference call will begin at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until May 10, 2023, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 8819198. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
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Contacts
For Investors:
Mohammed Topiwala
Vice President, Investor Relations and M&A
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
+1 713-836-4193
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, segment adjusted EBITDA, adjusted EBITDA*, adjusted free cash flow*, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including: global political, economic and market conditions, banking crises, political disturbances, changes in global trade policies, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict including, but not limited to, extended business interruptions, sanctions, treaties and regulations imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues, as we may experience a higher rate of cybersecurity attacks, intrusions or incidents in the current environment of remote connectivity; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; further spread and the potential for a resurgence of a pandemic in a given geographic area and related disruptions to our business, employees, customers, suppliers and other partners; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to address and participate in changes to the market demands for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statements speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended
($ in Millions, Except Per Share Amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues:
DRE Revenues	$372	$371	$292
WCC Revenues	421	403	344
PRI Revenues	349	407	286
All Other	44	28	16
Total Revenues	1,186	1,209	938

Operating Income:
DRE Segment Adjusted EBITDA[1]	$108	$111	$59
WCC Segment Adjusted EBITDA[1]	96	87	67
PRI Segment Adjusted EBITDA[1]	68	88	39
Corporate and Other[2]	(3)	(20)	(14)
Depreciation and Amortization	(80)	(84)	(87)
Share-Based Compensation	(9)	(7)	(7)
Restructuring Charges	—	—	(20)
Other (Charges) Credits[3]	5	(6)	(19)
Operating Income	185	169	18

Other Income (Expense):
Interest Expense, Net	(31)	(39)	(48)
Other Expense, Net	(35)	(33)	(16)
Income (Loss) Before Income Taxes	119	97	(46)
Income Tax Provision	(38)	(21)	(28)
Net Income (Loss)	81	76	(74)
Net Income Attributable to Noncontrolling Interests	9	4	6
Net Income (Loss) Attributable to Weatherford	$72	$72	$(80)

Basic Income (Loss) Per Share	$1.00	$1.01	$(1.14)
Basic Weighted Average Shares Outstanding	72	71	70

Diluted Income (Loss) Per Share	$0.97	$0.99	$(1.14)
Diluted Weighted Average Shares Outstanding	74	73	70

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation expense and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]Corporate and other includes business activities related to all other segments (profit and loss), corporate and other expenses (overhead support and centrally managed or shared facilities costs) that do not individually meet the criteria for segment reporting. The sequential decrease in the three months ended March 31, 2023 was driven by improved results in other non-core businesses that did not individually meet the criteria for segment reporting.
[3]Other (charges) credits relate to miscellaneous charges and credits.

Weatherford International plc
Revenues by Geographic Areas (Unaudited)

	Three Months Ended			Variance
($ in Millions)	March 31, 2023	December 31, 2022	March 31, 2022	Seq.	YoY
Revenues by Geographic Areas:
Middle East/North Africa/Asia	$376	$387	$310	(3)%	21%
North America	286	301	238	(5)%	20%
Latin America	317	290	227	9%	40%
Europe/Sub-Sahara Africa/Russia	207	231	163	(10)%	27%
Total Revenues	$1,186	$1,209	$938	(2)%	26%

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	March 31, 2023	December 31, 2022
Assets:
Cash and Cash Equivalents	$833	$910
Restricted Cash	150	202
Accounts Receivable, Net	1,088	989
Inventories, Net	719	689
Property, Plant and Equipment, Net	919	918
Intangibles, Net	474	506

Liabilities:
Accounts Payable	502	460
Accrued Salaries and Benefits	271	367
Current Portion of Long-term Debt	120	45
Long-term Debt	2,067	2,203

Shareholders’ Equity:
Total Shareholders’ Equity	586	551
[1] Net debt is a non-GAAP measure calculated as total short and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended
($ in Millions)	March 31, 2023	December 31, 2022	March 31, 2022
Cash Flows From Operating Activities:
Net Income (Loss)	$81	$76	$(74)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By (Used In) Operating Activities:
Depreciation and Amortization	80	84	87
Asset Write-downs and Other (Credits) Charges	—	(1)	12
Inventory Charges	11	6	15
Gain on Disposition of Assets	(5)	(19)	(5)
Deferred Income Tax Provision (Benefit)	18	(20)	3
Share-Based Compensation	9	7	7
Changes in Operating Assets and Liabilities, Net:
Accounts Receivable	(96)	(90)	(51)
Inventories	(45)	43	(31)
Accounts Payable	64	35	7
Other Assets and Liabilities, Net	(33)	72	(34)
Net Cash Provided (Used) By Operating Activities	84	193	(64)

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(64)	(49)	(20)
Proceeds from Disposition of Assets	7	27	20
Proceeds (Payments) for Other Investing Activities	(7)	(10)	9
Net Cash Provided (Used) In Investing Activities	(64)	(32)	9

Cash Flows From Financing Activities:
Repayments of Long-term Debt	(66)	(136)	(4)
Noncontrolling Interest Dividends	(6)	(10)	—
Tax Remittance on Equity Awards Vested	(52)	(1)	(1)
Payments for Other Financing Activities	(3)	(12)	—
Net Cash Used in Financing Activities	$(127)	$(159)	$(5)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* (formerly titled as Free Cash Flow) - Adjusted free cash flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)
($ in Millions, Except Margin in Percentages)

	Three Months Ended
($ in Millions)	March 31, 2023	December 31, 2022	March 31, 2022
Revenues	$1,186	$1,209	$938
Net Income (Loss) Attributable to Weatherford	$72	$72	$(80)
Net Income (Loss) Margin	6.1%	6.0%	(8.5)%
Adjusted EBITDA*	$269	$266	$151
Adjusted EBITDA Margin*	22.7%	22.0%	16.1%

Net Income (Loss) Attributable to Weatherford	$72	$72	$(80)
Net Income Attributable to Noncontrolling Interests	9	4	6
Income Tax Provision	38	21	28
Other Expense, Net	35	33	16
Interest Expense, Net	31	39	48
Operating Income	185	169	18
Depreciation and Amortization	80	84	87
Other Charges (Credits)	(5)	6	19
Restructuring Charges	—	—	20
Share-Based Compensation	9	7	7
Adjusted EBITDA*	$269	$266	$151

Net Cash Provided (Used) By Operating Activities	$84	$193	$(64)
Capital Expenditures for Property, Plant and Equipment	(64)	(49)	(20)
Proceeds from Disposition of Assets	7	27	20
Adjusted Free Cash Flow*	$27	$171	$(64)

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined